                                                        Exhibit 4.4

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following description is a summary description of the capital stock of Murphy USA, Inc. (“Murphy USA,” “MUSA,” “we”, “us,” “our,” or the “Company”) and does not purport to be complete. The summary set forth below is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), each of which are filed as exhibits to our Annual Report on Form 10-K.
General
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. All outstanding shares of common stock are fully paid and non-assessable.
Common Stock
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders (other than matters relating solely to the terms of any preferred stock or directors elected solely by the holders thereof). Our certificate of incorporation and bylaws do not provide for cumulative voting rights in the election of directors.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon liquidation. In the event of liquidation, dissolution or winding up of Murphy USA, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors has the authority to issue, without further vote or action by the stockholders, the preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Murphy USA without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Murphy USA has no plans to issue any of the preferred stock.

Election and Removal of Directors
The number of directors may be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the “whole board” (defined as the total number of authorized directorships at any given time, whether or not there exist any vacancies in previously authorized directorships).
In uncontested elections of directors, each director nominee will be elected only if the number of votes cast for such nominee exceeds the number of votes cast against such nominee. Directors who fail to receive a majority of votes cast in their favor must tender their resignation, which the board of directors can determine whether to accept or reject. In contested elections—the election of a director nominee that was properly nominated by a stockholder pursuant to the provisions of our bylaws—directors are elected by a plurality of votes cast.
No director is removable by the stockholders except for cause, and directors may be removed for cause only by an affirmative vote of a majority of the total voting power of our outstanding securities generally entitled to vote in the election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.
Staggered Board
Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors are elected for three-year terms to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Limits on Written Consent
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
Stockholder Meetings
Our certificate of incorporation and our bylaws provide that special meetings of our common stockholders may be called only by our board of directors acting pursuant to a resolution adopted by a majority of the whole board. Our bylaws provide that business transacted at any special meeting will be limited to the purposes stated in the notice of such meeting.
Amendments to Our Governing Documents
Our certificate of incorporation provides that the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class will generally be required to amend the provisions of our certificate of incorporation.
Our bylaws are generally subject to alteration, amendment or repeal, and new bylaws may be adopted, with:

•the affirmative vote of a majority of the whole board; or

•the affirmative vote of holders of a majority of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions
Advance Notice of Proposals and Nominations. Our bylaws provide that stockholders must provide timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Notice for an annual meeting is generally timely if it is received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed more than 70 days from this anniversary date, such notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was first made. Stockholders utilizing "proxy access" must meet separate deadlines Our bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.
Proxy Access. Our bylaws contain "proxy access" provisions, which give an eligible stockholder (or a group of up to 20 stockholders aggregating their shares) that has owned 3% or more of the outstanding common stock continuously for at least three years the right to nominate the greater of two nominees and 20% of the number of directors to be elected at the applicable annual general meeting, and to have those nominees included in our proxy materials, subject to the other terms and conditions of our bylaws.
Limitation of Liability of Directors and Officers
Our certificate of incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by Delaware law. Currently, Delaware law requires that liability shall not be eliminated or limited for the following:
•any breach of the director’s or officer's duty of loyalty to the company or its stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which the director or officer derived an improper personal benefit; and
•in the case of an officer, any action by or in the right of the company.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil or criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under insurance policies, the premiums of which are paid by us. The effect of these are to indemnify any officer or director of the Company against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.

Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law, our certificate of incorporation (including any certificate of designations for any class or series of our preferred stock) or our bylaws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States of America, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Anti-Takeover Effects of Some Provisions
Some of the provisions of our certificate of incorporation and bylaws (as described above) could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise, or
•removal of our incumbent officers and directors.

These provisions, including our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Delaware Business Combination Statute
We have elected not to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. However, our certificate of incorporation contains similar provisions providing that we may not engage in any "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:
•the board of directors of the Company had, prior to the person becoming an interested stockholder, approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, other than those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans of the Company in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the Company and holders of at least a majority of the outstanding voting stock not owned by the interested stockholder.

Under our certificate of incorporation, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Our certificate of incorporation may make it more difficult for a person who would be an interested stockholder to effect various business combinations with the Company for a three-year period. Our certificate of incorporation also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Listing
Our common stock is listed on the NYSE under the ticker symbol “MUSA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.